News Release

For Immediate Release:

October 11, 2006

International Barrier Technology - Fire Resistant Building Materials Company Reports Record Revenue; Record Monthly and Quarterly Sales Volume for September, 2006

September Monthly Sales Volumes Exceed 1,000,000 sq.ft as Growth Continues in Multifamily Residential and Commercial Modular Markets

Watkins, MN; Vancouver, BC October 11, 2006 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report record shipments for the month and quarter ending September 2006. One million, eighty thousand, four-hundred and forty eight sq. ft. (1,080,448) of Blazeguard products were shipped in the month of September surpassing the previous monthly record of 885,100 sq.ft. set just last month by 22%. Two million six hundred ninety-one thousand, eight hundred sq. ft. (2,691,800) of Blazeguard products were shipped for the quarter ending September 30, 2006 which exceeded the previous quarterly record of 2,267,100 sq. ft. shipped in the quarter ending June 30, 2006 by 19%.

Year to year September sales were 84% higher in 2006 relative to 2005 sales of 586,800 sq. ft.  Year to year quarterly sales for the three month period ending September 30, 2006 were 63% higher than the 1,651,400 sq. ft. shipped for the same quarter in 2005.

Fiscal year to date sales revenue has increased to $1,987,567 an increase of 48%, from 2005.  Monthly sales revenue increased 69% from $471,151 in September 2005 to $795,684 in September 2006.  During this period sheathing costs, which are a pass through commodity, were near all-time lows.  This kept top-line sales revenue lower that what it could have been had sheathing prices been at or above average historical prices.

During the quarter, growth was realized in both multifamily residential markets as well as the commercial modular market.  Sales into the multifamily residential market were 1,488,600 sq. ft., an increase of 91% over the 779,100 sq. ft. shipped during the same quarter in 2005.  Commercial modular sales increased 37% from 869,100 sq. ft. to 1,188,300 sq. ft.

“The sales volume records we continue to achieve are primarily a result of our focus on improving market share,” states Dr. Michael Huddy, President and CEO.   Keeping up with sales growth has been facilitated by the increased production capacity being provided by the newly operational manufacturing line.  This past quarter, a third of our total production was manufactured on this new line.  Our customers are pleased with the quality and we are impressed by the improvements in the operational efficiency this high-speed line provides.”

About International Barrier Technology Inc.
International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include four of the five top US homebuilders.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

David J. Corcoran

CFO, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.